EXHIBIT 8.1


              [LETTERHEAD OF STRADLEY RONON STEVENS & YOUNG, LLP]


                                  July 23, 2004


Equity One ABS, Inc.
103 Springer Building
3411 Silverside Road
Wilmington, Delaware  19810

          Re: Equity One ABS, Inc. Mortgage Pass-Through Certificates, Series 2004-3
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Ladies and Gentlemen:

     We have acted as counsel to and for Equity One ABS, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer and sale of the Equity One ABS, Inc. Mortgage Pass-Through Certificates, Series 2004-3, consisting of (i) the following classes of publicly offered certificates: Class AF-1, Class AF-2, Class AF-3, Class AF-4, Class AF-5, Class AF-6, Class AV-1, Class AV-2, Class M-1, Class M-2, Class M-3, Class M-4, Class B-1 and Class B-2 (collectively, the "Publicly Offered Certificates") and (ii) the following class of privately offered certificates: Class B-3 (the "Privately Offered Certificates" and, together with the Publicly Offered Certificates, the "Offered Certificates"). The offer and sale of the Publicly Offered Certificates, in an aggregate principal amount of $637,292,000, is being made pursuant to the Company's Prospectus dated April 29, 2004 (the "Prospectus"), as supplemented by the Company's Prospectus Supplement dated July 20, 2004 (the "Prospectus Supplement"), in the form transmitted for filing with the United States Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 on July 21, 2004. The offer and sale of the Privately Offered Certificates is being made pursuant to (i) a Purchase Agreement dated as of July 23, 2004 (the "Purchase Agreement") among the Company, Equity One, Inc., a Delaware corporation ("Equity One"), and the initial purchasers referenced therein, and (ii) a Confidential Private Placement Memorandum dated July 23, 2004 (the "PPM"). The Offered Certificates, the Class R Certificates and Class X Certificates (collectively, the "Certificates") will be issued pursuant to a certain Pooling and Servicing Agreement dated as of June 30, 2004, among the Company, as depositor, Equity One, as servicer and seller, the other sellers referenced therein (collectively, with Equity One, the "Sellers"), and JPMorgan Chase Bank, as trustee (the "Pooling Agreement").

     We have examined copies of the Prospectus, Prospectus Supplement and PPM, signed copies of the Pooling Agreement and the Purchase Agreement, a specimen certificate of each class of the Certificates, and such other records, documents, and statutes as we have deemed necessary for purposes of this opinion.

Equity One ABS, Inc.
July 23, 2004
Page 2

     In rendering the opinion below, we express no opinion as to any laws other than the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing federal judicial decisions, all of which are subject to change either prospectively or retroactively.

     This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law which may occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon, and subject to, the foregoing, we are of the opinion that the information set forth in (i) the Prospectus and Prospectus Supplement under the caption "Federal Income Tax Consequences", and (ii) the PPM under the caption "Certain Federal Income Tax Considerations", to the extent it constitutes matters of law or legal conclusions, is correct in all material respects. The opinions set forth in the Prospectus and Prospectus Supplement under the heading "Federal Income Tax Consequences" and in the PPM under the heading "Certain Federal Income Tax Considerations" are hereby confirmed.

     We have relied without independent investigation upon the representations and warranties of the Company, Equity One, and the Sellers in the Pooling Agreement and the Purchase Agreement. Furthermore, we have assumed and relied upon, without independent investigation, (i) the authenticity and due authorization, execution, and delivery of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) conformity to the originals of all documents submitted to us as certified or photostatic copies.

     We hereby consent to the filing of this opinion letter by the Company as an exhibit to a Current Report on Form 8-K with respect to the Equity One ABS, Inc. Mortgage Pass-Through Certificates, Series 2004-3.

                                        Very truly yours,

                                        Stradley, Ronon, Stevens & Young, LLP



                                        By: /s/ William S. Pilling, III
                                           -------------------------------------
                                           William S. Pilling, III, a Partner